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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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     [x]  Soliciting Material Under Rule 14a-12

                           PILGRIM'S PRIDE CORPORATION
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                (Name of Registrant as Specified in its Charter)

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                                                                    EXHIBIT 99.1

(PILGRIM'S PRIDE LOGO)

FOR IMMEDIATE RELEASE

              PILGRIM'S PRIDE TO ACQUIRE CONAGRA'S CHICKEN DIVISION
               IN TRANSACTION VALUED AT APPROXIMATELY $590 MILLION

        PILGRIM'S PRIDE, A LEADING SUPPLIER OF PREPARED CHICKEN PRODUCTS,
              WILL BECOME NATION'S SECOND-LARGEST CHICKEN PRODUCER

Pittsburg, TX, June 9, 2003 - Pilgrim's Pride Corporation (NYSE: CHX, CHX.a), the third-largest chicken producer in the U.S., today announced that its board of directors has unanimously approved a definitive share purchase agreement with ConAgra Foods, Inc. (NYSE:CAG; "ConAgra"), the country's fourth-largest chicken producer, to acquire ConAgra's chicken division for a combination of cash, stock and debt valued at approximately $590 million.

Under the terms of the agreement, ConAgra will receive $100 million in cash, approximately $235 million of Pilgrim's Pride Class A common stock (based on Pilgrim's Pride closing stock price of $6.00 on June 6, 2003), with the balance of approximately $255 million payable by a subordinated note bearing a coupon rate of 10.5 percent and due in 2011. Pilgrim's Pride anticipates that the transaction, which is subject to customary closing conditions, will be completed in the third calendar quarter of 2003.

As a result of the combination, Pilgrim's Pride, a leading supplier of prepared foods chicken products in the industry, will become the nation's second-largest chicken company with pro forma annual net sales of approximately $5 billion. The addition of ConAgra's well-known brands, including Pierce(R), Country Pride(R), Easy-Entree(R) and To-Ricos(R), will significantly expand Pilgrim's Pride's already sizeable prepared foods chicken division, which has annual net sales of approximately $890 million and which has grown at an average annual compound growth rate of nearly 15 percent over the last five years. On a pro forma basis, the value-added component of Pilgrim's Pride U.S. chicken business sales will be approximately 50 percent. In connection with the transaction, Pilgrim's Pride will become a preferred supplier of chicken products to ConAgra, making it one of Pilgrim's Pride's largest customers.

O.B. Goolsby, president and chief operating officer of Pilgrim's Pride, said, "This is a very exciting day for Pilgrim's Pride. Our acquisition of ConAgra's chicken division represents a major step forward in our strategy to continue adding value to all of our products and services. The addition of ConAgra's specialty prepared chicken products, well-established distributor relationships, strong consumer brands and Southeastern processing facilities will enable us to provide customers at every point on the distribution chain with the broadest range of quality value-added products and services available in the market today. This combination will also extend our presence as a leading provider of fresh chicken into the Southeastern region of the U.S. and Puerto Rico.



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Mr. Goolsby continued, "Going forward, we are confident that our higher-margin product mix and expanded geographical reach will better position us to capitalize on the growing demand for prepared and fresh case-ready chicken both in the U.S. and abroad. Our increased size and scale will also give us the ability to compete more effectively in a consolidating marketplace and further enhance the technological leadership and cost-efficiency for which we are known."

ConAgra's chicken business is highly complementary to Pilgrim's Pride for a number of reasons, including the fact that there is very little overlap between their market focus, distributor relationships and geographic locations. As a result, Pilgrim's Pride expects to realize several important strategic benefits from the merger, including:

         o EXPANDED AND ENHANCED PREPARED FOODS PRODUCT MIX - ConAgra's highly customized cooked chicken products, including breaded cutlets, sizzle strips and Wing-Dings(R), for restaurants and specialty foodservice customers, complement Pilgrim's Pride's existing lines of pre-cooked breast fillets, tenderloins, burgers, nuggets, salads and other prepared products for institutional foodservice, fast-food and retail customers.

         o IMPROVED DISTRIBUTION CAPABILITIES - ConAgra's established relationships with broad-line national distributors, combined with Pilgrim's Pride's direct distribution channels to retail, restaurant and foodservice customers throughout the U.S., will expand Pilgrim's Pride's customer base and enable the company to provide all of its customers with access to a broader range of standard and specialty chicken products from a single source. Pilgrim's Pride will also have the ability to better meet the needs of the consolidating supermarket industry.

         o BROADER GEOGRAPHIC REACH FOR FRESH CHICKEN PRODUCTS - The addition of ConAgra's chicken processing facilities and distribution centers in the Southeastern region of the U.S. complement Pilgrim's Pride's operations in the Southwest and Mid-Atlantic regions and will allow Pilgrim's Pride to provide fresh chicken products to supermarkets and other retail customers throughout the United States. As the largest distributor of chicken products in Puerto Rico, ConAgra will also provide Pilgrim's Pride with a solid foothold in a profitable market.

         o SUBSTANTIAL COST SAVINGS - Pilgrim's Pride expects to realize cost savings in excess of $50 million through the optimization of production and distribution facilities and the implementation of best practices between Pilgrim's Pride's and ConAgra's businesses, including purchasing, production and logistics.

         o ENHANCED OPERATIONAL AND CUSTOMER SERVICE CAPABILITIES - With the addition of ConAgra's case-ready processing plant in Gainesville, Georgia, scheduled to convert to fixed-weight capabilities this summer, Pilgrim's Pride will add to its capabilities to cut and process case-ready, fixed-weight chicken for major national retail customers. Additionally, both companies share a strong commitment to providing their customers with high-quality products that meet or exceed the industry's strictest safety standards.


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         o        STRONGER PLATFORM FOR GROWTH - Pilgrim's Pride believes it will benefit from its increased sales in the fast-growing, higher-margin prepared chicken products segment. The acquisition of ConAgra's chicken division was structured to maintain Pilgrim's Pride's current debt-to-capitalization ratio and will reduce the company's senior debt-to-capitalization ratio to approximately 40 percent from 55 percent. The transaction is also expected to be accretive to Pilgrim's Pride's earnings per share in the second full year after closing the transaction.

Pilgrim's Pride does not anticipate any significant workforce reductions as a result of the acquisition. All of ConAgra's collective bargaining agreements with its union employees will be honored.

Pilgrim's Pride is in the process of establishing a transition team, with representatives from both businesses, to ensure a smooth and successful integration. The resulting combined management team will represent some of our industry's most extensive expertise in managing broadly dispersed operations.

In financing the acquisition, Pilgrim's Pride's objective is to issue new Class A common shares equal to 45% of the total consideration to be paid to ConAgra. The exact number of shares to be issued at the close of the transaction will be determined by dividing the amount of equity consideration by the average price of Pilgrim's Pride Class A common stock from tomorrow through five days prior to closing, but will not exceed 39.4 million shares. Because the number of shares actually issued by Pilgrim's Pride to ConAgra Foods could fluctuate, the components of the purchase price represented by Pilgrim's Pride debt and equity may differ from the amounts cited in today's release.

Following completion of the transaction, it is expected that the Pilgrim family will beneficially own at least approximately 31 percent of Pilgrim's Pride's outstanding common shares and ConAgra will own no more than approximately 49 percent. However, the Pilgrim family will continue to own shares representing a majority of the voting rights in the company and ConAgra will own shares representing no more than approximately seven percent of the voting rights. The $100 million cash component of the consideration will be financed by Pilgrim's Pride with additional lines provided by existing term lenders, leaving its current facilities available for general business purposes.

Within 12 months following the close, Pilgrim's Pride has agreed to register ConAgra's Class A shares and the subordinated debt. ConAgra may not sell its shares within the first 12-months without Pilgrim's Pride's approval and thereafter may not sell more than one-third of its original holdings in any 12-month period.






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The transaction is conditioned upon the expiration of the Hart-Scott-Rodino waiting period, Pilgrim's Pride stockholder approval and other customary conditions. Additionally, Pilgrim's Pride will not be required to complete the purchase in the event that its average stock price over the measurement period falls below $5.35 per share. Certain stockholders who own a majority of Pilgrim's Pride voting rights have entered into an agreement with ConAgra to vote in favor of the transaction's required equity issuance when the matter is brought before the entire Pilgrim's Pride stockholder group for a formal vote.

Credit Suisse First Boston LLC served as financial advisor and Baker & McKenzie served as legal counsel to Pilgrim's Pride.

Pilgrim's Pride will hold an analyst / investor call to discuss this transaction today at 9:00 am CDT (10:00 am EDT). A live Internet audio broadcast of the call may be accessed at http://www.firstcallevents.com/service/ajwz383076145gf12.html or at www.pilgrimspride.com by clicking on the indicated link on the home page. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available beginning at 1:00 p.m. CDT on June 9 through June 16 at 800-876-6305.

ABOUT PILGRIM'S PRIDE

Pilgrim's Pride Corporation (NYSE: CHX, CHX.a) is the second-largest poultry producer in the United States - the third-largest in chicken and fifth-largest in turkey - and the second largest chicken company in Mexico. Pilgrim's Pride employs more than 24,500 persons and operates processing and further processing plants, distribution centers, hatcheries and feed mills in Texas, Arkansas, Arizona, North Carolina, Pennsylvania, Virginia and West Virginia and Mexico.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers and restaurants throughout the United States and in the Northern and Central regions of Mexico and to the foodservice industry nationwide in both countries. For more information, please visit www.pilgrimspride.com.

ABOUT CONAGRA FOODS CHICKEN BUSINESS
ConAgra's chicken business has major operations in Arkansas, Louisiana, West Virginia, Tennessee, Alabama, Georgia, Kentucky, and Puerto Rico, with other facilities in California, Iowa, Mississippi, North Carolina, Tennessee, Texas, Utah and Wisconsin.


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FORWARD-LOOKING STATEMENTS

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company's poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra's chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

IMPORTANT LEGAL INFORMATION

Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pilgrim's Pride Corporation and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pilgrim's Pride Corporation, at the SEC's web site at www.sec.gov. The proxy statement, and other related documents filed with the SEC by Pilgrim's Pride Corporation, may also be obtained for free by directing a request to Pilgrim's Pride Corporation at 110 South Texas, Pittsburg, Texas, 75686. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pilgrim's Pride Corporation stockholders to approve the transaction at the following address: 110 South Texas, Pittsburg, Texas, 75686.


CONTACTS:

Rick Cogdill
Executive Vice President and Chief Financial Officer
Pilgrim's Pride
(540)-896-0406

Joele Frank, Wilkinson Brimmer Katcher
Eden Abrahams / Susan Stillings
(212) 355-4449